Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN CONFIRMS SH-2G(I) NEGOTIATIONS WITH NEW ZEALAND

BLOOMFIELD, Connecticut (June 20, 2012) – (NYSE:KAMN)   Kaman Corporation confirmed today that The U.S. Department of State has granted authorization that would permit the Company to negotiate a possible sale of SH-2G(I) Super Seasprite Helicopters to the Government of New Zealand.  The potential sale would include eleven SH-2G(I) helicopters, a full motion flight simulator, training aids, spares inventory, publications and the introduction into service and through life support of the aircraft.

New Zealand officials have been working over the past year to determine the most effective way of meeting their future maritime helicopter requirements and the Cabinet has recently directed defence officials to engage in further discussions with Kaman.

The Kaman SH-2G(I) Super Seasprite is the latest version of the multi-mission maritime helicopter and would potentially replace the country’s existing fleet of SH-2G’s.  These helicopters would significantly enhance New Zealand’s vertical lift capabilities with exceptional performance and low operating costs.  Kaman continues to support the Ministry’s objective of extending the Naval Helicopter Capability through 2025.  As stated in their Defence Capability Plan, this capability would fulfill a vital national role in the provision of extended reach, surveillance, and air-delivered weapons capability for the ANZAC frigates.  These aircraft are also capable of operation from offshore patrol vessels, and the multi-role vessel when required to do so.

Negotiations regarding a potential program between the New Zealand Government and Kaman are in process and are confidential.  No investment decisions have been made by New Zealand at this time and Kaman continues to work with other potential customers on the sale of the aircraft.

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

###

Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com